Exhibit 99.1

Contact: Jodi L. Greulich	FOR IMMEDIATE RELEASE
419-627-4509 jlgreulich@civistabank.com

Civista Bank Names Charles Parcher Chief Lending Officer

Sandusky, Ohio (April 20, 2016) – James O. Miller announced that Charles A. Parcher has joined Civista Bank as Executive Vice President and Chief Lending Officer, reporting to President Dennis G. Shaffer. “Chuck’s leadership in commercial banking will allow Dennis to devote more time to other responsibilities, expanding his role as President in the continued growth of the company,” noted Miller, Chairman and CEO of Civista Bank. Parcher also has been named a Senior Vice President of Civista Bancshares, Inc.

“With 28 years of commercial banking experience in Northwest Ohio, Chuck knows community banking and aligns well with our Civista principle of offering a true relationship-driven experience,” added Shaffer. Parcher’s many years of leadership experience include recently serving as First Merit Bank’s Market President, Northwest Ohio. He earned his MBA from the University of Toledo and his bachelor’s degree from Miami University. Parcher is on the Board of Trustees for ProMedica Flower Hospital and the YMCA/JCC of Northwestern Ohio where he has served as Vice Chairman since 2013. He plans to relocate to the Greater Sandusky area.

Charles A. Parcher

About Civista Bank

Civista Bank has provided business and personal financial services for over 130 years. Civista Bank is the banking subsidiary of Civista Bancshares, Inc., a financial holding company with assets of approximately $1.3 billion headquartered in Sandusky, Ohio. As a full-service financial institution, Civista serves the needs of consumer, business, mortgage, and wealth management customers with 27 branches located throughout Champaign, Crawford, Erie, Franklin, Huron, Logan, Madison, Montgomery, Ottawa, Richland and Summit counties and a loan production office in Cuyahoga County.